Exhibit 99.1

[Health Net, Inc. Letterhead]

Investor Contacts:	David Olson 818.676.6978 david.w.olson@healthnet.com	Angie McCabe 818.676.8692 angeline.c.mccabe@healthnet.com
Media Contact:	Margita Thompson 818.676.7912 margita.n.thompson@healthnet.com

HEALTH NET REORGANIZES MANAGEMENT
TO ENHANCE EFFICIENCY AND ACHIEVE G&A COST SAVINGS:
WOYS NAMED COO, LYNCH BECOMES
HEAD OF NEW HEALTH PLAN DIVISION

LOS ANGELES, November 8, 2007 – Health Net, Inc. (NYSE:HNT) today announced a reorganization of its management structure, naming James Woys chief operating officer (COO) and Stephen Lynch president of its new Health Plan division.

Woys, 49, is the first COO for the company since 1998. Woys also served as interim chief financial officer (CFO) for approximately one year, relinquishing the post on November 1, 2007. He has been president of the company’s Government and Specialty Services division since 2005.

Woys’ new role encompasses responsibility for a broad range of operations, including claims processing, call centers, information technology, the company’s Internet activities, health care cost data analytics, and pharmacy management. He retains responsibility for Government and Specialty Services.

Lynch, 56, heads the company’s new Health Plan division. This division encompasses all the company’s commercial, Medicare and Medicaid health plans nationwide. It will be responsible for sales, marketing and provider network management.

The heads of the four key geographic markets – Arizona, California, the Northeast and Oregon – for health plans, and the heads of the Medicare and Medicaid market segments, will report to Lynch.

The reorganization is intended to enable the company to streamline its operations, including consolidating technology platforms, combining duplicative administrative and operational functions, and outsourcing certain operations where appropriate.

“We are all very excited about this streamlining of our management structure,” said Jay M. Gellert, president and chief executive officer of Health Net. “This structure will enable us to more quickly address emerging customer needs and allow us to be more efficient.”

“It is our hope that we can save approximately $100 million in annual general and administrative costs by 2010 thanks to these changes,” Gellert added.

The company expects to incur restructuring charges related to the reorganization over the course of 2008 of between $40 million and $50 million, pretax.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.7 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.0 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements, including statements contained in news releases, in Health Net’s filings with the Securities and Exchange Commission, in the company’s reports to shareholders and in meetings with investors and analysts, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, regulatory issues, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #